Exhibit 3.16

OPERATING AGREEMENT

OF

RICE POSEIDON MIDSTREAM LLC

THIS OPERATING AGREEMENT (this “Agreement”), effective as of May 23, 2013 (the “Effective Date”), is entered into by Rice Drilling B LLC, a Delaware limited liability company, as the sole member (the “Member”) of Rice Poseidon Midstream LLC, a Delaware limited liability company (the “Company”).

WHEREAS, the Company was formed as a limited liability company on May 23, 2013 by the filing of a Certificate of Formation with the State of Delaware, Secretary of State, Division of Corporations pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the “Act”).

WHEREAS, the Member desires to adopt and approve this Agreement as the Company’s limited liability company agreement under the Act in order to set forth the rights, responsibilities, and purposes of the Company and its sole member and to govern the membership in and management of the Company in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the sole member, intending to be legally bound, hereby agrees as follows:

Section 1. Name. The name of the Company is, and the business of the Company shall be conducted under the name of, “Rice Poseidon Midstream LLC.” The Member may change the name of the Company at any time and from time to time.

Section 2. Purpose. The object and purpose of, and the nature of the business to be conducted and promoted by, the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

Section 3. Principal Office; Registered Agent.

(a) Principal Office. The location of the principal office of the Company shall be 171 Hillpointe Drive, Suite 301, Canonsburg Pennsylvania 15317, or such other location as the Member may from time to time designate.

(b) Registered Agent. The registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware shall be that person and location reflected in the Certificate of Formation. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by applicable law.

Section 4. Members. The name of the Member is Rice Drilling B LLC, and the Member’s mailing address is 171 Hillpointe Drive, Suite 301, Canonsburg Pennsylvania 15317.

(a) Additional Members. Additional members of the Company may be admitted to the Company at the direction of the Member. Prior to the admission of any such additional member or members to the Company, the Member shall amend this Agreement to make such changes as the Member determines reflect the fact that the Company will have such additional members. Each member of the Company shall, at such time, execute and deliver an amendment to, or amendment and restatement of, this Agreement, as necessary.

(b) Membership Interests; Certificates. The Company will not issue a certificate to evidence ownership of the Member’s limited liability company interest in the Company (the “Interest”).

Section 5. Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property, or services as determined by the Member.

Section 6. Term. The term of existence of the Company shall continue perpetually unless the Company is dissolved and terminated in accordance with Section 13(a).

Section 7. Management.

(a) Authority; Powers and Duties of the Member. The Member shall conduct, direct, and exercise control over all activities of the Company, and the Member shall have full power and authority on behalf of the Company to manage and administer the business and affairs of the Company and to do or cause to be done any and all acts deemed necessary by it to be necessary or appropriate to conduct the business of the Company. Any action taken by the Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Member as set forth in this Agreement. The Member shall have all rights and powers of a manager under the Act and shall have such authority, rights, and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient, or advisable to effectuate the purposes of this Agreement.

(b) Election of Officers: Delegation of Authority. The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member. Any action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her.

Section 8. Title to Company Property. All real and personal property shall be acquired in the name of the Company and title to any property so acquired shall vest in the Company itself rather than in the Member.

Section 9. Distributions. Distributions shall be made to the Member (in cash or in kind) at the times and in the aggregate amounts determined by the Member and as permitted by applicable law.

Section 10. Tax Status; Income and Deductions.

(a) Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes, and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

(b) Income and Deductions. All items of income, gain, loss, deduction, and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

Section 11. Transferability of Membership Interest. Subject to this Section 11, the Interest is transferable without restriction either voluntarily or by operation of law. The Member may sell, assign, transfer, exchange, mortgage, pledge, grant, hypothecate, encumber, or otherwise transfer (whether absolutely or as security) all or a portion of the Interest. Except in the case of a transfer of all or any portion of the Interest involuntarily by operation of law, either (a) the Interest, or transferred portion thereof, shall be registered under the Securities Act of 1933, as amended, and any applicable state securities laws, or (b) such transfer must be exempt from all applicable registration requirements and must not violate any applicable laws regulating the transfer of securities. Except in the case of a transfer of all of the Interest or a portion of the Interest involuntarily by operation of law, the transferee shall, as a condition to such transfer, deliver to the Company evidence of the authority of such transferee to become a member of the Company and execute and deliver with the Member, effective as of the time of such transfer, an amendment to, or amendment and restatement of, this Agreement. Furthermore, the transferee and the Member shall each execute and deliver such other instruments as they agree is necessary or appropriate to effect, and as a condition to, such transfer.

Section 12. State Law Limited Liability Company; Liability of Member; Indemnification.

(a) State Law Limited Liability Company. The Member intends that the Company shall be treated as a limited liability company in accordance with the Act for all purposes under state law. The Company is not a sole proprietorship, joint venture, or partnership, and this Agreement shall not be construed to provide otherwise.

(b) Liability of Member. To the fullest extent permitted under the Act, the Member, whether acting as the Member, in its capacity as the managing member of the

Company, or in any other capacity, shall not be liable, solely by reason of being the Member, for any debts, obligations, or liabilities of the Company or for the acts or omissions of any officer, agent, or employee of the Company except to the extent provided in the Act. The failure of the Member to observe any formalities or requirements relating to the exercise of the powers of the Member, including, without limitation, as the managing member of the Company, under this Agreement or the Act shall not, by itself, be grounds for imposing personal liability on the Member for liabilities of the Company.

(c) Indemnification. The Company agrees that, subject to the limitations and conditions in this Section 12(c), each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, she, or it, or a person or entity of whom he, she, or it is the legal representative, is or was the Member, or a manager, director, officer, constituent partner, and employee thereof, or an authorized officer or agent of the Company, or while the Member, or a manager, director, officer, constituent partner, and employee thereof, or an authorized officer or agent of the Company is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, shall be indemnified by the Company to the fullest extent permitted by the Act, Delaware General Corporation Law, or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such person in connection with such Proceeding; provided that such person shall not be entitled to indemnification hereunder for any losses caused by such person’s fraud, criminal act, gross negligence, or willful misconduct; provided further that, notwithstanding the immediately preceding proviso, the Member shall nevertheless be indemnified for any and all losses caused by the negligence, including gross negligence, of the Member or any manager, director, officer, constituent partner, and employee thereof. Indemnification under this Section 12(c) (or otherwise) shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to such indemnity and shall inure to the benefit of the heirs, executors, and administrators of such a person. The rights granted pursuant to this Section 12(c) shall be deemed contract rights, and no amendment, modification, or repeal of this Section 12(c) shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification, or repeal. It is expressly acknowledged that the indemnification provided in this Section 12(c) could involve indemnification for negligence or under theories of strict liability. In addition, the Company may advance to any such person who, at the time of determination, appears to be entitled to indemnification under this Section 12(c) the costs of such person’s defense of any Proceeding upon receipt by the Company of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company.

Section 13. Dissolution.

(a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act, unless the Company’s existence is continued pursuant to the Act.

(b) Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Member.

(d) Upon the completion of the winding up of the Company, the Member or an authorized agent designated by the Member shall file a Certificate of Cancellation in accordance with the Act.

Section 14. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without reference to the conflict of law rules of that or any other jurisdiction that might cause the application of the laws of any jurisdiction other than those of the State of Delaware.

Section 15. Entire Agreement. This Agreement represents the entire agreement by the Member related to the subject matter hereof.

Section 16. Amendment. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

Section 17. Rights of Creditors and Third Parties. This Agreement is entered into by the Member solely to govern the operation of the Company. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person. Except and only to the extent provided by applicable statute, no creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Member, with respect to the subject matter hereof; provided, however, that any person who qualifies for indemnification under Section 12(c) of this Agreement shall be deemed an intended third-party beneficiary of Section 12(c) and shall have the right to enforce Section 12(c).

Section 18. Severability. In the event that any provision of this Agreement is declared to be invalid, illegal, or unenforceable by a court of competent jurisdiction, such provision shall survive to the extent it is not so declared, and the validity, legality, and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to the Member of the remaining provisions of this Agreement.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has executed this Agreement to be effective as of the Effective Date.

MANAGING MEMBER:

RICE DRILLING B, LLC

By:	/s/ Gray Lisenby
Name:	Gray Lisenby
Title:	VP of Finance